Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Beatty promoted to President of Shore Bancshares, Inc.

EASTON, Md., Dec. 13, 2010 – The Board of Directors of Shore Bancshares, Inc. (Nasdaq: SHBI) today announced Lloyd L. “Scott” Beatty, Jr., 58, Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer of the company, effective January 1, 2011. In his capacity as President, he will succeed W. Moorhead Vermilye, 70, who will remain Chief Executive Officer.

“Our organization has been implementing a careful strategic management succession plan over the past several years,” said Christopher F. Spurry, Chairman of the Board of Shore Bancshares, Inc. “As the dominant independent banking and financial services company headquartered on the DelMarVa peninsula, we understand that locally-developed talent is the key to understanding our customers, our markets, and driving our diverse company forward to the next level. Scott Beatty clearly understands our mission . . . and he and Moorhead have worked very closely together for a long time to successfully advance our goals. We know these two leaders will continue to do so effectively as our succession plan evolves. Moorhead Vermilye and Scott Beatty have interacted professionally for nearly thirty years and have proven to be a highly compatible senior management pair with complementary styles and technical skills. ”

Mr. Beatty has served as a Director of Shore Bancshares, Inc. since December 2000. He has been a Director of lead subsidiary The Talbot Bank of Easton, Maryland since 1992. Mr. Beatty’s previous position as EVP and COO is one he has held since August 2007. Prior to that, Mr. Beatty served as Vice President and COO since July 2006 and as Vice President since October 2004.  Before joining the company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing Certified Public Accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company, headquartered in Easton, MD, from 1977 to 1998.

Mr. Vermilye has served as a President, Chief Executive Officer and Director of Shore Bancshares, Inc. since December 2000. He has also served as Director of Talbot Bank of Easton, Maryland since 1977 and as a Director of The Felton Bank, a wholly-owned subsidiary of the Company, since 2004. From 1988 until July 2006, Mr. Vermilye also served as the President and Chief Executive Officer of Talbot Bank. From 1970 to 1988, Mr. Vermilye was a Principal in Bartlett, Griffin & Vermilye Insurance Agency, located in Easton, Maryland. Mr. Vermilye has served on the boards of numerous community based organizations within Talbot County and the Mid-Shore during his career.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore.  It is the parent company of three banks, The Talbot Bank of Easton, Maryland, CNB, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; and a registered investment adviser firm, Wye Financial Services, LLC.  Shore Bancshares, Inc. engages in the mortgage broker business under the name “Wye Mortgage Group” through a minority series investment in an unrelated Delaware limited liability company.  Additional information is available at www.shbi.net.

For further information contact:  W. Moorhead Vermilye, President and CEO, 410-822-1400